Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Vice President-Marketing Communications

Phone: (336) 454-7088

For immediate release: March 29, 2005

Hooker Furniture Reports Increased Sales in First Quarter

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-SCM: HOFT) today reported net sales of $80.5 million for the quarter ended February 28, 2005, representing a $2.3 million, or 2.9% increase, from $78.2 million in the same period last year. “We are pleased to report our 13th consecutive quarter of increased sales compared to the same prior year quarter,” said Paul B. Toms Jr., chairman and chief executive officer.

Sales increases in the 2005 first quarter are attributed primarily to increased sales of Bradington-Young upholstered leather furniture (up $3.6 million or 29.3%) and of imported wood and metal furniture (up $4.8 million or 12.5%) compared to the prior year period. Shipments from leather upholstery specialist Bradington-Young accounted for $15.9 million in net sales during the 2005 three-month period compared to $12.3 million during the prior year period. Shipments of imported wood furniture increased to $43.4 million in the 2005 first quarter compared with $38.6 million in the same 2004 period. Sales of imported furniture under the Company’s Container Direct Program (included in the imported wood furniture shipment figures) increased significantly in the first quarter, fueled by the Company’s inventory investment in a warehouse and distribution center located in China. Shipments of the Company’s domestically produced wood furniture declined 22.4% to $21.2 million from $27.3 million in the year earlier quarter.

“Hooker made significant progress during the quarter in shipping products to its customers more quickly,” said Toms. “We are in the process of implementing a state-of-the-art supply chain planning and management system. This investment, along with our investments in warehouse and distribution infrastructure, management, personnel, and inventory, should enable us to ship product faster. This means that our customers can receive products on a more timely basis resulting in better service and reduced inventory carrying cost.”

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Hooker Furniture Corporation – Press Release

March 29, 2005

Net income for the 2005 first quarter was $3.0 million, or $0.25 per share. That compares to net income of $4.0 million, or $0.35 per share for the 2004 first quarter. Operating margins declined to 6.3% in the current quarter, from 8.7% in the first quarter of 2004. The decline in the first quarter 2005 operating margin compared to the same 2004 period was due to higher selling and administrative expenses as a percentage of sales, an additional restructuring charge related to the previously announced Maiden, N.C. plant closing and a slight decrease in gross profit margin.

Selling and administrative expenses increased to 19.2% of net sales in the 2005 first quarter from 17.4% in the same 2004 period. The increase in these expenses as a percentage of sales is principally attributed to higher professional expenses and a one-time charge to depreciation expense of $520,000 for leasehold improvements at its High Point, N.C. showroom corresponding to the remaining term of the related lease. The impact of this depreciation error was immaterial to 2004 results and is expected to be immaterial to 2005 results. The Company incurred higher professional expenses during the 2005 first quarter in order to comply with the corporate governance mandates brought about by the Sarbanes-Oxley Act of 2002. The Company expects these compliance costs to decline during the remainder of 2005.

During the 2005 first quarter, the Company recorded an additional pretax restructuring and asset impairment charge of $366,000 ($227,000 after tax, or $0.02 per share) related to the previously announced closing and sale of its Maiden, N.C. manufacturing facility. The charge consisted principally of anticipated factory disassembly costs, additional health care benefits for terminated employees and an additional asset impairment charge based on the final sale and valuation of the Maiden, N.C. real property and equipment.

In the 2005 first quarter, Hooker completed the sale of substantially all of the Maiden property and equipment for an aggregate consideration of $5.2 million, net of selling expenses.

Gross profit margin improved for upholstered leather furniture and imported wood and metal furniture, but declined for domestically produced wood furniture. The gross profit margin for domestically produced wood furniture was negatively impacted during the 2005 first quarter compared with the same 2004 period by higher discounting principally for the sale of discontinued and slow moving product shipped during the period and higher raw material, labor and overhead costs as a percentage of sales.

Production costs as a percentage of sales at the Company’s domestic wood furniture operations were higher in the 2005 period than in the 2004 period principally as a result of temporary inefficiencies created in transferring and manufacturing products, previously produced at the Maiden, N.C. manufacturing facility, for the first time at different facilities. Concurrent with successfully transferring products and patterns, the Company discontinued certain slow-moving domestic wood products, gaining efficiencies in current demand for warehouse space. There was an $871,000 increase in obsolescence discounts in the first quarter versus the prior year quarter, as these additional discontinued items were sold or written down. Additionally, the Company experienced price increases in lumber and wood products, finishing material and fuel.

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Hooker Furniture Corporation – Press Release

March 29, 2005

The Company generated strong, positive cash flow during the 2005 first quarter, primarily as a result of reduced inventory, the sale of the Maiden, N.C. property and lower accounts receivable; partially offset by lower trade accounts payable and other current liabilities. Cash and cash equivalents have more than doubled since the 2004 year end.

“As we look toward the second quarter the outlook is positive for continued near term growth in the upholstered leather business and imported wood and metal furniture business as a result of past investments in sales and marketing, as well as in warehousing and distribution capabilities,” Toms said.

Overall, Hooker has a “cautiously optimistic outlook for the second quarter, based on mixed results at retail,” Toms said. “Retail is continuing to recover slowly. In the meantime, recent incoming order rates have been flat compared to last year’s rates. We expect net sales to be on par with last year’s record second quarter.”

Ranked among the nation’s top 10 publicly traded furniture producers based on furniture shipments to U.S. retailers, Hooker Furniture is an 80-year old manufacturer and importer of home theater, wall units, home office, bedroom and youth bedroom, casual and formal dining, accent and occasional pieces, and upholstered leather and fabric-covered furniture. With approximately 1,700 employees, the Company operates seven manufacturing facilities, a supply plant, three showrooms, a corporate headquarters and five distribution centers and warehouses in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ SmallCap Market under the symbol HOFT, and closed at $23.91 on March 29, 2005. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving or managing growth and change, including risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber, and environmental matters; supply and transportation disruptions or delays affecting imported products; adverse political developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

-Tables Follow-

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	February 28, 2005	February 29, 2004
Net sales	$80,526	$78,222
Cost of sales	59,595	57,810

Gross profit	20,931	20,412
Selling and administrative expenses	15,486	13,572
Restructuring and related asset impairment charges (a)	366

Operating income	5,079	6,840
Other income, net	133	168

Income before interest and income taxes	5,212	7,008
Interest expense	339	493

Income before income taxes	4,873	6,515
Income taxes	1,923	2,475

Net income	$2,950	$4,040

Earnings per share:
Basic and diluted	$.25	$.35

Weighted average shares outstanding	11,767	11,606

(a)	In the 2005 first quarter, the Company recorded a pretax charge of $366,000 ($227,000 after tax, or $0.02 per share) principally for anticipated factory disassembly cost, additional health care benefits for terminated employees and an additional asset impairment charge related to the previously announced closing and sale of the Maiden, N.C. manufacturing facility.

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 28, 2005	November 30, 2004
Assets
Current assets
Cash and cash equivalents	$19,033	$9,230
Trade accounts receivable, less allowance for doubtful accounts of $1,270 and $1,341 on each date	37,082	40,960
Inventories	63,776	69,735
Prepaid expenses and other current assets	4,020	3,540
Assets held for sale	175	5,376

Total current assets	124,086	128,841
Property, plant and equipment, net	43,298	44,142
Goodwill	2,396	2,396
Intangible assets	4,721	4,765
Other assets	8,912	8,774

Total assets	$183,413	$188,918

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	10,560	$14,930
Accrued salaries, wages and benefits	4,202	7,090
Other accrued expenses	4,228	3,011
Current maturities of long-term debt	5,486	6,671

Total current liabilities	24,476	31,702
Long-term debt, excluding current maturities	14,940	16,495
Deferred compensation	2,770	2,775
Other long-term liabilities	1,438	1,361

Total liabilities	43,624	52,333

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,475 shares issued and outstanding on each date	8,044	7,385
Unearned ESOP shares, 2,670 and 2,708 shares on each date	(16,689)	(16,927)
Retained earnings	149,012	146,886
Accumulated other comprehensive loss	(578)	(759)

Total shareholders’ equity	139,789	136,585

Total liabilities and shareholders’ equity	$183,413	$188,918